FOR IMMEDIATE RELEASE
August 19, 2005

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE FOURTH QUARTER AND THE FISCAL YEAR ENDED JUNE 30, 2005

Lawrenceburg,  Indiana - August 19,  2005 - DSA  Financial  Corporation  (OTCBB:
DSFN.OB) announced its consolidated financial results for the fourth quarter and the fiscal year ended June 30, 2005. For the quarter ended June 30, 2005, the Company recorded net earnings of $192,000 or $0.12 per diluted share. In the quarter ended June 30, 2004, before DSA Financial completed its second-step conversion, the Company reported net earnings of $197,000, or $0.12 per diluted share.

The quarter-to-quarter decrease in earnings of $5,000, or 2.5%, was attributable primarily to a decrease of $16,000, or 16%, in other income and a $90,000, or 20%, increase in general, administrative and other expense, which were substantially offset by a $117,000, or 17%, increase in net interest income.

Net earnings for the fiscal year ended June 30, 2005 were $836,000, or $0.53 per diluted share, an increase of $11,000, or 1.3%, over net earnings of $825,000, or $.50 per diluted share for the fiscal year ended June 30, 2004. An increase in net interest income of $485,000 or 18.6%, was partially offset by a decrease of $128,000, or 26.1%, in other income and an increase of $305,000, or 17.3%, in general, administrative and other expense.

DSA Financial reported total assets of $92.6 million at June 30, 2005, total liabilities of $75.4 million, including deposits of $66.9 million and total stockholders' equity of $17.2 million.

DSA Financial Corporation, formed in connection with the second-step stock offering of Dearborn Mutual Holding Company, completed in July 2004, is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. The second-step offering resulted in net proceeds of $7.3 million. Dearborn Savings operates through its main office and one branch office located in Lawrenceburg, Indiana.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2005 and 2004
                                 (In thousands)


ASSETS                                                                               2005              2004

Cash and cash equivalents                                                         $  4,043             $10,564
Investment and mortgage-backed securities                                            6,214               8,446
Loans receivable                                                                    76,379              59,192
Other assets                                                                         5,959               5,564
                                                                                   -------             -------
    Total assets                                                                   $92,595             $83,766
                                                                                    ======              ======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                           $66,891             $68,203
Advances from the FHLB                                                               7,000               5,000
Other liabilities                                                                    1,471               1,304
                                                                                   -------             -------
         Total liabilities                                                          75,362              74,507

Stockholders' equity                                                                17,233               9,259
                                                                                    ------             -------
         Total liabilities and stockholders' equity                                $92,595             $83,766
                                                                                    ======              ======


                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)


                                                                   Fiscal year ended                 Three months ended
                                                                        June 30,                         June 30,

                                                                 2005           2004                2005           2004

Total interest income                                          $4,520         $4,148              $1,215         $1,011

Total interest expense                                          1,425          1,538                 424            337
                                                             --------       --------               -----         ------

         Net interest income                                    3,095          2,610                 791            674

Provision for losses on loans                                      53             24                  23              6
                                                             --------       --------               -----         ------
         Net interest income after provision for
            losses on loans                                     3,042          2,586                 768            668

Other income                                                      362            490                  86            102

General, administrative and other expense                       2,068          1,763                 548            458
                                                               ------        -------                ----        -------

         Earnings before income taxes                           1,336          1,313                 306            312

Income taxes                                                      500            488                 114            115
                                                               ------         ------              ------        -------

     NET EARNINGS                                              $  836         $  825              $  192         $  197
                                                                =====          =====               =====          =====

        EARNINGS PER SHARE - basic and diluted                   $.53           $.50                $.12           $.12
                                                                =====          =====               =====          =====